SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

_X_  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
___  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                           DATALINK SYSTEMS CORPORATION
                 (Name of Registrant as Specified in Its Charter)

                           DATALINK SYSTEMS CORPORATION
                    (Name of Person(s) Filing Proxy Statement)

                           DATALINK SYSTEMS CORPORATION
                          1735 TECHNOLOGY WAY, SUITE 790
                           SAN JOSE, CALIFORNIA  95110
                                 (408) 367-1700

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD DECEMBER 18, 1997

TO THE SHAREHOLDERS OF DATALINK SYSTEMS CORPORATION:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Datalink Systems Corporation, a Nevada corporation, will be held at the Company's offices at 1735 Technology Way, Suite 790, San Jose, California 95110, on Thursday, December 18, 1997, at 2:00 p.m., Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     2. Ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending March 31, 1998.

     3. The approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 80,000,000 shares.

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the $.001 par value Common Stock of the Company of record at the close of business on November 20, 1997, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Corporation.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.
                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      ANTHONY N. LAPINE, PRESIDENT
San Jose, California
November 20, 1997

                         DATALINK SYSTEMS CORPORATION
                        1735 TECHNOLOGY WAY, SUITE 790
                         SAN JOSE, CALIFORNIA  95110
                               (408) 367-1700
                        ______________________________

                               PROXY STATEMENT
                        ______________________________

                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER 18, 1997

                             GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Datalink Systems Corporation, a Nevada corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Company's offices at 1735 Technology Way, Suite 790, San Jose, California 95110, on Thursday, December 18, 1997, at 2:00 p.m., Pacific Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about November 21, 1997.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report on Form 10-KSB is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

               SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's $.001 par value Common Stock. Each share of Common Stock entitles the holder to one (1) vote. Only shareholders of record at the close of business on November 20, 1997, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On November 20, 1997, the Company had 20,182,925 shares of its $.001 par value Common Stock outstanding. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding Common Stock represented in person or by proxy shall constitute a quorum at the Meeting.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares entitled to vote owned beneficially, as of November 7, 1997, by any person, who is known to the Company to be the beneficial owner of 5% or more of the Company's Common Stock, and, in addition, by each Director of the Company and by all Directors and Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

                                    Amount and
  Name and Address                 Nature of Bene-
Of Beneficial Owner               ficial Ownership        Percent of Class
-------------------               ----------------        ----------------
Anthony LaPine                     7,150,000 (1)                28.2%
2105 Hamilton Avenue, Suite 240
San Jose, California  95125

Nicholas Miller                    2,933,333 (2)                14.1%
1590-1500 West Georgia Street
Vancouver, B.C.
Canada  V6G 2Z6

Melanor Ltd.                       1,057,833                     5.2%
c/o George Davis Law Corp.
1100-100 Park Royal South
West Vancouver, B.C.
Canada  V7T 1A2

Medan Ltd.                         1,041,667                     5.2%
c/o George Davis Law Corp.
1100-100 Park Royal South
West Vancouver, B.C.
Canada  V7T 1A2

Dr. Gene M. Amdahl                   100,000                      .5%
385 Moffet Park Drive, Suite 210
Sunnyvale, CA  94089

Marshall Geller                      100,000                      .5%
1875 Century Park East, Suite 2200
Los Angeles, CA  90067

Robert Wilson                        100,000                      .5%
Building 2, Suite 220
3000 San Hill Road
Menlo Park, CA  94025

Peter A. Allard                    3,249,167 (3)                15.3%
Seawatch, The Garden
St. James, Barbados
British West Indies

All Officers and Directors        10,383,333 (1)                39.4%
as a Group (6 Persons)                       (2)
___________________
                               -2-
(1) Includes 700,000 shares underlying currently exercisable options held by Mr. LaPine; 250,000 shares underlying currently exercisable options held by Mr. LaPine's wife, Pamela LaPine; 2,800,000 shares underlying 280,000 shares of Series A Convertible Preferred Stock, and 1,400,000 shares underlying warrants
held by Mr. LaPine.   Does not include 2,000,000 shares underlying warrants
which are not exercisable within 60 days.
(2) Includes 700,000 shares underlying currently exercisable options held by Mr. Miller, 150,000 shares held by Arundel Holdings, a company owned by Mr. Miller and his wife, and 937,500 shares held by Mr. Miller's wife, Linda Fraser. Does not include 2,000,000 shares underlying warrants which are not exercisable within 60 days.
(3) Includes 1,000,000 shares underlying warrants held by Mr. Allard, and 100,000 shares held by Euphemia Trust.

                      ELECTION OF DIRECTORS

     The Board of Directors is currently set at five (5) members. The Board of Directors recommends the election as Directors of the five (5) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each member of the present Board of Directors has been nominated for reelection. The person named as "Proxy" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                      Positions and Offices Held
      Name            Age               and Term as a Director
----------------      ---     --------------------------------------------
Anthony N. LaPine      54      Chairman of the Board, President, Chief
                               Executive Officer and Director since June
                               1996

Nicholas R. Miller     45      Chief Information Officer, Secretary,
                               Treasurer and Director since June 1996

Dr. Gene M. Amdahl     74      Director since November 1997

Marshall Geller        58      Director since November 1997

Robert Wilson          77      Director since November 1997

     There is no family relationship between any Director or Executive Officer of the Company.

     Set forth below are the names of all Directors, Nominees for Director and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     ANTHONY N. LAPINE was appointed Chairman of the Board on September 1, 1997, and has served as President, Chief Executive Officer and a Director of the Company since June 27, 1996. Mr. LaPine's career began at IBM in 1964, where his technical achievements earned him several patents and "outstanding contribution" awards. His Data Synchronization invention (Patent 3,701,039) remains the state of the art in today's disk drives. In 1969, he was recruited as one of the founders of Memorex's Equipment Group where he was instrumental in giving birth to the floppy disk drive. He subsequently played a major role in Memorex's turnaround and relisting on the New York Stock Exchange. After Memorex's first billion dollar revenue year, he was instrumental in the sale of Memorex to Burroughs, now Unisys. In 1981 Mr. LaPine was recruited to re-engineer Irwin/Olivetti where he orchestrated the invention of the first removal cartridge tape backup in personal computers.
In 1983, he formed LaPine Technology, raising $30 million and launching the new 3-1/2 inch Winchester disk drive technology. He led his company's growth to a profitable $60 million in sales before selling the company to his alliance partners, Prudential and Kyocera, in 1987. In 1987 he formed The LaPine Group, a private investment and turnaround management firm which he owned and operated until December 1994. From December 1994 to June 1996, he served as CEO of Andor International, a company launched by Dr. Gene Amdahl. After reorganizing the company, Mr. LaPine negotiated its sale to the Fortel Group where he now serves as Chairman. He lectures in the Graduate School of Business at the University of San Francisco. He has served as Chairman of the Hoover Institution's Council on Economic Development and as a strategic advisor to the Russian government on the transition to capitalism. In 1993, he received the San Jose State University "Alumni Award of Distinction" and is the recipient of the Santa Clara University 1994 "Distinguished Engineering Alumni Award." He received a BSEE Cum Laude from San Jose State University in 1965, an MSEE from Santa Clara University in 1971, and an MBA from the University of San Francisco in 1986.

     NICHOLAS MILLER served as Chairman of the Board, Secretary and Treasurer of the Company from June 27, 1996 until September 1, 1997, when he stepped down as Chairman of the Board and was named Chief Information Officer. In June 1993, Mr. Miller founded the Company's wholly-owned Canadian subsidiary. From February 1987 until June 1993, he was the owner and President of Arundel Holdings Inc., a management consulting company which provided consulting services to emerging growth companies in the United States and Canada. From June 1987 until May 1988, he served as President of two companies: Tai Capital Corporation, a U.S. and Canadian based holding company specializing in the syndication of limited partnerships and in the financing of emerging growth companies; and Accessgroup, a company specializing in financial communications for public emerging growth and resource based companies. From February 1984 until February 1987, he was President and founder of Sona Systems Corporation, a company engaged in developing and marketing microcomputer software products. From March 1982 until February 1984, he was President and founder of Canada Microsystems Ltd., a wholesale distributor and developer of microcomputer based software products.

     THOMAS C. BLAND has served as the Company's Chief Financial Officer since March 15, 1997, after consulting for the Company since August 1996.
From February 1993 until July 1996, he was employed by Coopers & Lybrand LLP as a senior audit manager and from January 1986 until January 1993, he was employed by Ernst & Young LLP as a senior audit manager. Mr. Bland received a Master of

Science in Genetics from the University of Arizona in 1974, and a Bachelor of Science in Genetics from the University of California, Davis in 1973. He received his CPA license in 1989.

     DR. GENE MYRON AMDAHL joined the Company's Board of Directors on
November 5, 1997. Dr. Amdahl spent his early professional career at IBM where he worked on simulation studies and machine design for character recognition; was the initial planner for the IBM 709 and 7030; became Manager of Architecture for the IBM System 360 and, in 1965, was named an IBM Fellow (during part of which period he was named Director of IBM's Advanced Computing Systems Laboratory in Menlo Park, California). During the 1960's, he implemented a milestone in computer technology: the concept of compatibility between systems. Dr. Amdahl left IBM Corporation in the Fall of 1970 to create more innovative mainframe computers.

     Dr. Amdahl is best known for founding Amdahl Corporation, the first successful IBM-compatible CPU manufacturer. Amdahl Corporation's accomplishments include the development of the world's first large scale integrated (LSI) chips which allowed for the production of high performance, air-cooled, rather than water-cooled, CPU's. In the first full year of shipments, Amdahl shipped $96 million worth of product, the second full year $190 million, and the third year $320 million. In 1979, he became Amdahl's Chairman Emeritus and a consultant to the company.

     In 1980, Dr. Amdahl co-founded Trilogy Systems Corporation to produce fault tolerant wafer-scale chips and a high-performance CPU. In 1987, Dr. Amdahl founded Andor International Ltd. which specialized in the design, manufacture and marketing of unique IBM-compatible products designed to improve the efficiency, performance, access, capacity and protection of programs and data. The first in a series of products was the CacheXchange, the first breakthrough in disaster recovery.

     MARSHALL GELLER joined the Company's Board of Directors on November 5, 1997. Mr. Geller is currently the Chairman, Chief Executive Officer, and Founding Partner of Geller & Friend Capital Partners, Inc., which was formed in November 1995. From 1991 to October 1995, Mr. Geller was the Senior Managing Partner and founder of Golenberg & Geller, Inc., a merchant banking and investment company. From 1988 to 1990, he was the Vice Chairman of Gruntal & Company, a New York Stock Exchange investment banking firm. From 1967 through 1988, Mr. Geller was Senior Managing Director for Bear Stearns & Company. While at Bear Stearns, Mr. Geller was the Managing Partner in charge of all areas of Corporate Finance, Public Finance, Institutional Equities & Debt for Bear Stearns offices in Los Angeles, San Francisco, Chicago and Hong Kong. He was also a director of Shun Loong-Bear Stearns Far East and Sun Hung Kai-Bear Stearns, both leading Chinese investment banking firms. Mr. Geller also helped pioneer the equity and investment banking business in Japan, Hong Kong, and China.

     Mr. Geller formerly served as Interim Co-Chairman of Hexcel Corporation (NYSE: HXL) and is still currently on the Board of Directors. Mr. Geller was formerly Interim President and Chief Operating Officer of Players International, Inc. ("PLAY"), and now serves on their board as its Chairman of their Investment Committee. Mr. Geller also serves as Vice Chairman on the board of Value Vision International, Inc. ("VVTV"), and serves as Chairman of their Investment Committee. He also serves on the boards of the following companies: Ballantyne of Omaha, Inc. (AMEX: BTN), and Cabletel Communications Corporation (AMEX: TTV). He has served on the boards of numerous charitable organizations, ranging from the Coro Foundation to the Jewish Federations of Los Angeles, San Francisco and Chicago to The Center for the Partially Sighted.

     Mr. Geller has served on the Illinois Task Force on Financial Services, an organization created by Governor James R. Thompson to analyze and suggest needed changes in the State Financial Services Regulations. Mr. Geller also served on former Mayor of Los Angeles Tom Bradley's Advisory Board to the California Corporation Commissioner, assisting in the study of the Securities and Real Estate industries.

     ROBERT WILSON joined the Company's Board of Directors on November 5, 1997. Mr. Wilson has served in top management roles for all three of the principal functional areas of a business--marketing, manufacturing and engineering. After graduating with a degree in Mechanical Engineering from the University of California in 1941, Mr. Wilson joined General Electric. Following World War II he served in various design and management positions at General Electric, ending his career there as Vice President responsible for the Industrial Drive Division. He then served as President of the Commercial Products Group at North American Rockwell (now Rockwell International). Subsequently, he became President and Chief Executive Officer of the Collins Radio Company where he reduced costs and expenses by over $40 million per year and led the company to profitability.

     Mr. Wilson became Chairman, President and Chief Executive Officer of Memorex in early 1974. Memorex had lost $90 million in 1973. It was heavily in debt, and morale was at a low ebb. A major turnaround was effected in a short period of time. In Mr. Wilson's first full year of responsibility, 1975, the company reported net income of $18 million. Accomplishments at Memorex included relisting on the New York Stock Exchange, a successful public offering, debt repayment and acquisition of Telex Europe.

     In 1980, Mr. Wilson retired from Memorex and subsequently joined Wilson
& Chambers as a partner and Chairman. Wilson & Chambers provides consulting services, turnaround management, and makes small investments in ventures. Mr. Wilson has served on over 20 boards of directors including Rockwell International, Collins Radio, Chrysler, GAF, Computervision, Monolithic Memories, Siltec, Andros Incorporated, ReSound Corporation, SyQuest Technology, Giga-tronics, Western Digital, Storage Technology Corporation, Southwell Technologies, Inc., Wyse Technology, and Spectrian Corporation.

     The Company does not have any standing audit, nominating or compensation committees.

     The Company's Board of Directors held five (5) meetings during the year ended March 31, 1997. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors during the time each such Director was a member of the Board.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for December 18, 1997. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, no persons who were either a director, Officer or beneficial owner of more than 10% of the Company's Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's President and each other Executive Officer who received compensation in excess of $100,000 for the fiscal years ended March 31, 1997. No executive officer received any compensation for the fiscal years ended March 31, 1996 and 1995.

                                SUMMARY COMPENSATION TABLE

                                                LONG-TERM COMPENSATION
                        ANNUAL COMPENSATION          AWARDS     PAYOUTS
                                                        SECURI-
                                                        TIES
                                                        UNDERLY-
                                       OTHER   RE-      ING              ALL
                                       ANNUAL  STRICTED OPTIONS/         OTHER
NAME AND PRINCIPAL                     COMPEN- STOCK    SARs     LTIP    COMPEN-
     POSITION      YEAR  SALARY  BONUS SATION  AWARD(S) (NUMBER) PAYOUTS SATION
------------------ ---- -------- ----- ------- -------- -------- ------- -------
Anthony LaPine,    1997 $195,000  -0-  $11,000    -0-    700,000   -0-     -0-
 President                                (1)

Nicholas Miller,   1997 $180,000  -0-  $12,000    -0-    700,000   -0-     -0-
 Chairman of the                          (1)
 Board
------------------
(1)  Represents car allowance.

                         OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning individual grants of stock options made to each of the Executive Officers named above during the fiscal year ended March 31, 1997.

                                           INDIVIDUAL GRANTS
                     ---------------------------------------------------------
                     NUMBER OF       % OF TOTAL
                     SECURITIES      OPTIONS/SARs
                     UNDERLYING      GRANTED TO      EXERCISE
                     OPTIONS/SARs    EMPLOYEES IN    OR BASE       EXPIRATION
      NAME           GRANTED(#)      FISCAL YEAR     PRICE($/SH)   DATE
----------------     ------------    ------------    -----------   ----------
Anthony LaPine        700,000           34.4%          $2.20       9/17/01
Nicholas Miller       700,000           34.4%          $2.20       9/17/01

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                          SECURITIES UNDER-  VALUE OF UNEXER-
                    SHARES                LYING UNEXER-      CISED-IN-THE
                    ACQUIRED              CISED OPTIONS      MONEY\OPTIONS/
                    ON                    SARS AT FY-END     SARS AT FY-END
                    EXERCISE   VALUE      EXERCISABLE/       EXERCISABLE/
      NAME          (NUMBER)   REALIZED   UNEXERCISABLE      UNEXERCISABLE
----------------    --------   --------   ----------------   ----------------
Anthony LaPine        -0-       -0-        700,000 / 0          0 / 0
Nicholas Miller       -0-       -0-        700,000 / 0          0 / 0

EMPLOYMENT AGREEMENTS

     Effective May 1, 1996, Datalink Communications Corporation, the
Company's wholly owned subsidiary, entered into a three year employment agreement with Arundel Holdings, Inc., a company owned by Nicholas Miller and his wife, whereby Mr. Miller is to serve as the Company's Chairman of the Board and Secretary. The agreement also provides that Mr. Miller will receive a base salary of $180,000 per year, plus discretionary increases in accordance with the Company's normal review procedures. In addition, subject to the achievement of certain mutually agreed upon performance goals, Mr. Miller will be paid an annual bonus equal to 100% of his base salary. Mr. Miller also receives a $1,000 per month car allowance. In the event that the Company terminates this agreement prior to the expiration of the three year term for other than cause or disability, or if Mr. Miller terminates the agreement for "good reason" (as defined in the Agreement), the Company is required to continue paying the salary and other benefits for the remainder of the term of the agreement. Mr. Miller also receives full health, dental, vision and disability insurance.

     On September 17, 1996, the Company entered into a Directors Agreement with Mr. Miller pursuant to which Mr. Miller serves as a Director of the Company. The Agreement provides that the Company will indemnify Mr. Miller to the fullest extent permitted by the Company's Articles of Incorporation and applicable laws. The Agreement also grants Mr. Miller options to purchase 700,000 shares of the Company's Common Stock at $2.44 per share.

     Effective May 1, 1996, Datalink Communications Corporation, the
Company's wholly owned subsidiary, entered into a three year employment agreement with Anthony LaPine, the Company's President, which was subsequently amended on January 1, 1997, pursuant to which he receives a base salary of $140,000 per year, plus discretionary increases in accordance with the Company's normal review procedures. In addition, subject to the achievement of certain mutually agreed upon performance goals, Mr. LaPine will be paid an annual bonus equal to 86% of his base salary. Mr. LaPine also receives a $1,000 per month car allowance. In the event that the Company terminates this agreement prior to the expiration of the three year term for other than cause or disability, or if Mr. LaPine terminates the agreement for "good reason" (as defined in the Agreement), the Company is required to continue paying the salary and other benefits for the remainder of the term of the agreement. Mr. LaPine also receives full health, dental, vision and disability insurance.

     Concurrently with the execution of the employment agreement, Mr. LaPine entered into a Stock Purchase Agreement pursuant to which he purchased 2,000,000 shares of the Common Stock of Datalink Communications Corporation (which were later exchanged for 2,000,000 shares of the Company's Common Stock), and as payment therefor Mr. LaPine executed a non-recourse promissory note in the amount of $1,500,000. The note bears interest at 5% per annum and the principal plus interest are due on or before April 1, 2001. As security for the note, Mr. LaPine granted the Company a security interest in the 2,000,000 shares of Common Stock.

     On June 26, 1996, the Company entered into a Loan Forgiveness Agreement with Mr. LaPine which provided that Mr. LaPine's $1,500,000 promissory note would be forgiven if Mr. LaPine has continued to serve as the Company's Chief Executive Officer through May 1, 1999, and there are no uncured defaults by Mr. LaPine under his Employment Agreement on May 1, 1999.

     On January 2, 1997, the Company entered into a three year lease with Mr. LaPine and his wife whereby the Company leases from the LaPine's 4,000 square feet of office space located in the LaPine's home at an annual rate of $100,000 or $8,333.37 per month.

     The Board of Directors has agreed that no bonuses will be paid to Messrs. LaPine and Miller until the Company has four consecutive profitable quarters. The performance goals for Messrs. LaPine and Miller will be established by a compensation committee of which a majority of the members will be independent directors.

EMPLOYEE STOCK OPTION PLAN

     During June 1996, the Board of Directors adopted the Employee Stock Option Plan (the "Plan") which was approved by the Company's shareholders on June 14, 1996. The Plan authorizes the issuance of options to purchase up to 3,000,000 shares of the Company's Common Stock.

     The Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Vesting provisions are determined by the Board at the time options are granted. The option price for any option will be no less than the fair market value of the Common Stock on the date the option is granted.

     During September 1996, the Company's Board of Directors granted a total of 2,680,800 options to a total of 21 employees and consultants. Except as disclosed below, all options have an exercise price of $4.00 per share. Included among the recipients were Anthony L. LaPine and Nicholas Miller, Officers and Directors of the Company, who received 700,000 options each, and Pamela LaPine, the wife of Anthony LaPine, who received 250,000 options. The options for the LaPine's and Mr. Miller have an exercise price of $2.44.

EMPLOYEE WARRANTS

     In addition to the stock options granted under the Company's Employee Stock Option Plan, in August 1997, the Board of Directors approved the issuance of warrants to Anthony N. LaPine and Nicholas R. Miller as of the initial closing date of the Company's recent private offering. Mr. LaPine received warrants to purchase 2,000,000 shares of Common Stock at $.375 per share. These vest over a three-year period in equal installments of one-third of the total shares on each anniversary of the date of grant, and expire five years from the closing date of the Company's recent private offering. Mr. Miller received warrants to purchase 2,000,000 shares of Common Stock at $.375 per share. Of these warrants, 1,500,000 will vest over a three-year period upon the achievement of certain performance goals, and the remaining 500,000 will vest over a three-year period in equal installments of one-third of such number on each anniversary of the date of grant. These warrants also expire five years from the closing date of the private offering. The above warrants were approved pursuant to the requirements of the Company's letter of intent with the Placement Agent.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF DATALINK COMMUNICATIONS CORPORATION

     On June 27, 1996, the Company issued 16,465,316 shares of Common Stock to the holders of 100% of the outstanding common stock of Datalink Communications Corporation ("DCC") in an exchange transaction in which DCC became a wholly-owned subsidiary of the Company.

     The stock issuances were made pursuant to an Agreement Concerning the Exchange of Common Stock (the "Agreement") between the Company and DCC. The terms of the Agreement were the result of negotiations between the managements of the Company and DCC. However, the Company's Board of Directors did not obtain any independent "fairness" opinion or other evaluation regarding the terms of the Agreement, due to the cost of obtaining such opinions or evaluations.

     Among those persons receiving stock in this exchange were the following persons who became officers, directors or 5% shareholders of the Company:

                        NAME                   NUMBER OF SHARES
                ---------------------------    ----------------
                Nicholas R. Miller                2,083,333
                Anthony N. LaPine                 2,000,000
                Silhouette Investments Ltd.       2,083,333
                Melanor Ltd.                      2,157,833
                Medan Ltd.                        1,041,667
                Peter Allard                        482,500

     Mark Moldenhauer, the former President and a Director of Lord Abbott, sold back to the Company at the closing of the foregoing transaction 1,533,333 shares of Lord Abbott's common stock for $10,000.

     In connection with the acquisition, and pursuant to Regulation S of the Securities Act, the Company issued to Westridge Capital Limited ("Westridge"), a non-U.S. entity and an affiliate of the Lord Abbott shareholders, as a finder's fee, a convertible debenture in the principal amount of $130,000, which was convertible into 1,300,000 shares of Common Stock at $0.10 per share. Westridge exercised its right to convert the debenture on October 11, 1996, and the Company issued to Westridge 1,300,000 shares of Common Stock at that time. The Company believes that such shares were subsequently distributed to the owners of Westridge.

MERGER WITH LORD ABBOTT CORPORATION

     On June 18, 1996, the Company merged with Lord Abbott Corporation, a publicly traded Colorado corporation (the "Merger"). Upon the consummation of the Merger, the outstanding shares of Lord Abbott Corporation were converted into shares of Common Stock and the Company was the surviving corporation.

TRANSACTIONS INVOLVING THE COMPANY

     During July 1996, the Company completed a transaction in which it sold to Peter Allard, an unaffiliated investor, a convertible debenture (the "Debenture") in the principal amount of $2,000,000. The Debenture was to mature on July 1,

1998, and was convertible at any time prior thereto into shares of the Company's Common Stock at $2.00 per share. Mr. Allard was also issued a warrant to purchase up to 1,000,000 shares of the Company's Common Stock at $2.50 per share at any time prior to July 15, 1998. Mr. Allard received certain registration rights in connection with these securities. On October 14, 1996, Mr. Allard exercised his right to convert the Debenture and the Company issued Mr. Allard 1,000,000 shares of Common Stock. In connection with the closing of the transaction, the Company also issued 100,000 shares of Common Stock to the Euphemia Trust for services rendered in connection with the transaction. The Euphemia Trust is beneficially owned by Mr. Allard.

     On the closing of the Company's recent private offering, in response to certain claims asserted by Mr. Allard, the Company issued 1,000,000 shares of Common Stock to Mr. Allard and exchanged Mr. Allard's existing warrant for 1,000,000 warrants, the terms and conditions of which are identical to the warrants issued to the Placement Agent in connection with the offering. The Company received no compensation for the issuance of these shares and the exchange of the warrants. The Company expects to record a substantial change in its earnings in the quarter ending December 31, 1997, as a result of this issuance.

     On January 2, 1997, the Company entered into a three year lease with Mr. LaPine and his wife whereby the Company leases from the LaPine's 4,000 square feet of office space located in the LaPine's home at an annual rate of $100,000 or $8,333.37 per month. The lease terminates if Mr. LaPine's employment with the Company is terminated.

     Concurrently with the execution of his employment agreement, Mr. LaPine entered into a Stock Purchase Agreement pursuant to which he purchased 2,000,000 shares of the Common Stock of Datalink Communications Corporation (which were later exchanged for 2,000,000 shares of the Company's Common Stock), and as payment therefor Mr. LaPine executed a non-recourse promissory note in the amount of $1,500,000. The note bears interest at 5% per annum and the principal plus interest are due on or before April 1, 2001. As security for the note, Mr. LaPine granted the Company a security interest in the 2,000,000 shares of Common Stock.

     On May 20, 1996, the Company entered into a Loan Forgiveness Agreement with Mr. LaPine which provided that Mr. LaPine's $1,500,000 promissory note would be forgiven if Mr. LaPine has continued to serve as the Company's Chief Executive Officer through May 1, 1999, and there are no uncured defaults by Mr. LaPine under his Employment Agreement on May 1, 1999.

     On June 17, 1997, the Board of Directors of the Company approved the repricing of Mr. LaPine's and Mr. Miller's outstanding options from an exercise price of $2.20 per share to a exercise price of $0.44 per share. On the same date, the Board also approved the repricing of all of the options held by the other employees of the Company from an exercise price of $2.00 per share to an exercise price of $0.40 per share.

     In addition to the stock options granted under the Company's Employee Stock Option Plan, in August 1997, the Board of Directors approved the issuance of warrants to Anthony N. LaPine and Nicholas R. Miller as of the closing date of the recent private offering. Mr. LaPine received warrants to purchase 2,000,000 shares of Common Stock at $.375 per share. These will vest over a three-year period in equal installments of one-third of the total shares on each anniversary of the date of grant, and expire five years from the closing date of the private offering. Mr. Miller received warrants to purchase 2,000,000 shares of Common Stock at $.375 per share. Of these warrants, 1,500,000 will vest over a three-year period upon the achievement of certain performance goals, and the remaining 500,000 will vest over a three-year period in equal installments of one-third of such number on each anniversary of the date of grant. These warrants also expire five years from the closing date of the recent private offering. The above warrants were approved pursuant to the requirements of the Company's letter of intent with the Placement Agent.

     As compensation for their service as directors of the Company, Dr. Amdahl, Mr. Geller and Mr. Wilson each received options to purchase 100,000 shares of Common Stock at a price of $.685, which was not less than the fair market value of the Common Stock on the date the options were granted.

     Mr. LaPine agreed to subscribe to purchase seven (7) Units in the recent private offering in exchange for a promissory note payable to the Company and secured by certain of Mr. LaPine's assets other than his personal residence and its contents. The Placement Agent received its standard commission and fees on Mr. LaPine's subscription.

     In connection with the recent private offering, the Company issued warrants to the Placement Agent to purchase up to 8,243,825 shares of Common Stock at an exercise price of $.375 per share. The Placement Agent's Warrants are convertible, at the option of the Placement Agent, into an equal number of warrants, the terms of which will be identical to the terms of the Warrants included in the Units.

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                     TO INCREASE AUTHORIZED COMMON STOCK

     The Board has unanimously approved and proposed for stockholder approval an amendment to the Company's Certificate of Incorporation to increase the Company's authorized Common Stock from 50,000,000 to 80,000,000 shares. The Company's Certificate of Incorporation currently authorizes the issuance of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of November 5, 1997, 20,182,925 shares of the Company's Common Stock were issued and outstanding, 3,000,000 shares of Common Stock were reserved for issuance under the Company's Stock Option Plan, and 1,000,000 shares were reserved for issuance upon the exercise of outstanding warrants held by Peter Allard.

     On November 5, 1997, the Company completed a private offering of 68.5 Units, where each Unit consisted of 40,000 shares of Series A Convertible Preferred Stock ("Preferred Stock") and warrants to purchase 200,000 shares of Common Stock at $.50 per share. Each share of Preferred Stock is convertible into 10 shares of Common Stock. Therefore, there are 27,400,000 shares issuable upon conversion of the Preferred Stock and 13,700,000 shares issuable upon exercise of warrants sold in the private offering. In addition, the Placement Agent for the private offering was issued warrants to purchase 8,243,826 shares of Common Stock.

     On the closing of the private offering, the Company also issued to Anthony LaPine and Nicholas Miller warrants to purchase 2,000,000 shares each at a price of $.375 per share.

     The sum of the 20,182,925 shares outstanding and the 27,400,000 shares issuable upon conversion of the Preferred Stock and 29,943,826 shares issuable upon exercise of outstanding options and warrants exceeds the 50,000,000 shares of Common Stock currently authorized by 27,536,751 shares. The Certificate of Incorporation must be amended to increase the authorized Common Stock sufficiently to allow for the reservation of all 27,536,751 shares before any of such shares can be issued. Holders of a majority of the Company's shares currently outstanding have signed consent minutes approving the amendment, and such minutes will be utilized if the shareholders fail to approve such amendment at the annual meeting.

     If the proposed change in authorized capital is approved by the stockholders, the Company will have 2,463,249 shares of unissued and unreserved shares of Common Stock available of issuance in the future.

     The Board believes that the additional shares of Common Stock resulting from the amendment of the Certificate of Incorporation should be available for issuance from time to time as may be required for various purposes, including the issuance of Common Stock in connection with financing or acquisition transactions and the issuance or reservation of Common Stock for employee stock options. The Company anticipates that in the future it will consider a number of possible financing and acquisition transactions that may involve the issuance of additional equity, debt or convertible securities. If the proposed increase in authorized capital is approved, the Board would be able to authorize the issuance of shares for these purposes without the necessity, and related costs and delays, of either calling a special stockholders' meeting or of waiting for the regularly scheduled annual meeting of stockholders in order to increase the authorized capital. If in a particular instance stockholder approval were required by law, or otherwise deemed advisable by the Board, then the matter would be referred to the stockholders for their approval regardless of whether a sufficient number of shares previously had been authorized. The stockholders of the Company are not entitled to preemptive rights with respect to the issuance of any authorized but unissued shares.

     The proposed change in capital is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any debt instruments or the Certificate of Incorporation or the Bylaws of the Company in effect on the date of this Proxy Statement. However, stockholders should note that the availability of additional authorized and unissued shares of Common Stock could make any attempt to gain control of the Company or the Board more difficult or time consuming and that the availability of additional authorized and unissued shares might make it more difficult to remove current management. Although the Board currently has no intention of doing so, shares of Common Stock could be issued by the Board to dilute the percentage of Common Stock owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board or to meet the voting requirements imposed by Nevada law with respect to a merger or other business combination involving the Company. The Company is not aware of any proposed attempt to take over the Company or of any attempt to acquire a large block of the Company's Common Stock. The Company has no present intention to use the increased authorized Common Stock for anti-takeover purposes.

     The affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting of Shareholders is required to approve the proposed amendment to the Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL CONCERNING THE INCREASE IN AUTHORIZED CAPITAL.

                     PROPOSAL TO RATIFY THE SELECTION OF
                     COOPERS & LYBRAND L.L.P. AS AUDITORS

     The independent accounting firm of Coopers & Lybrand L.L.P. audited the financial statements of the Company for the year ended March 31, 1997, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of Coopers & Lybrand L.L.P., the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF COOPERS & LYBRAND L.L.P. AS AUDITORS.

                          OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                          ANNUAL REPORT

     The Company's Annual Report on Form 10-KSB for the year ending March 31, 1997, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

          DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
              FOR THE ANNUAL MEETING TO BE HELD IN SEPTEMBER 1998

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in September 1998 must be received at the offices of the Company, Datalink Systems Corporation, 1735 Technology Way, Suite 790, San Jose, California 95110, on or before April 8, 1998, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                       ANTHONY N. LAPINE, PRESIDENT

San Jose, California
November 20, 1997

P R O X Y

                   DATALINK SYSTEMS CORPORATION

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Anthony N. LaPine with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of Datalink Systems Corporation held of record by the undersigned on November 20, 1997, at the Annual Meeting of Shareholders to be held on December 18, 1997, or any adjournment thereof.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

            ___ FOR all nominees listed below (except as marked to the contrary).

            ___ WITHHOLD authority to vote for all the nominees listed below:

                  Anthony N. LaPine         Nicholas R. Miller
                  Dr. Gene M. Amdahl        Robert Wilson
                  Marshall Geller

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending March 31, 1998:
            ___   FOR            ___  AGAINST            ___  ABSTAIN

     3. The approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 80,000,000 shares.

            ___   FOR            ___  AGAINST            ___  ABSTAIN

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF Datalink Systems Corporation. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                        (To be signed on the other side)

DATALINK SYSTEMS CORPORATION

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.


Dated:  ______________, 1997          _______________________________________
                                      Signature(s) of Shareholder(s)

                                      _______________________________________
                                      Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.